                                                                      EXHIBIT 99

FOR IMMEDIATE RELEASE

Contact:  Mark E. Brody
          Executive Vice President and Chief Financial Officer
          (440) 285-7946 (SWIM)


     ANTHONY & SYLVAN POOLS CORPORATION ANNOUNCES SECOND QUARTER RESULTS AND
                 COMPLETION OF SPLIT-OFF FROM ESSEF CORPORATION

Chardon, Ohio (August 10, 1999) - Anthony & Sylvan Pools Corporation (NASDAQ:
SWIM) today announced results for its second quarter and six-month period ended June 30, 1999. For the quarter, net sales of $62,154,000 increased 19% from $52,415,000 for the same period last year. Net income increased 10% for the fiscal 1999 second quarter to $2,850,000, or $0.85 per basic share, from $2,587,000 or $0.77 per basic share, for the same period last year. For the first six months of 1999, net sales were $88,576,000, increasing 26% from $70,455,000 for the first six months of 1998. Net loss for the current year period of $108,000, or $0.03 per basic share, compared to net income of $1,086,000, or $0.32 per basic share in 1998. Diluted earnings per share are not presented, as they will not be determinable until the Company's stock begins trading.

"Much of our current year sales increase was attributable to the acquisition of Pools by Andrews in August 1998, which had annual sales of approximately $27,000,000. However, continued downward pressure on margins led to earnings that were below what we would have expected given the growth in sales," commented Stuart D. Neidus, Anthony & Sylvan's Chairman and Chief Executive Officer. Mr. Neidus added, "Given the high demand for labor due to strong construction activity, our costs have increased in several of our markets at a faster rate than our pricing."

Mr. Neidus concluded, "Looking to our third quarter, which is seasonally a strong quarter, we remain optimistic and expect 1999 to be a solid year of performance for our first year as a stand-alone public company."

The Company also announced that its split-off from Essef Corporation was completed today and that Anthony & Sylvan's common shares will begin trading on the NASDAQ SmallCap Market on August 11, 1999 under the symbol SWIM.

Anthony & Sylvan (http://www.anthony-sylvan.com) is one of the largest installers of residential in-ground concrete swimming pools in the United States with a network of 40 sales offices in 24 geographic markets in 15 states. The Company also is a provider of other pool-related products and services, including; renovation, retail stores, commercial pool construction and pool servicing.

This press release contains statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission in its rules, regulations, and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors, including but not limited to: the costs of integrating acquired businesses; dependence on existing management; consumer spending and market conditions; weather; and year 2000 issues. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed therein will be achieved.

                       ANTHONY & SYLVAN POOLS CORPORATION
                  UNAUDITED CONDENSED STATEMENTS OF OPERATIONS
            FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 1999 AND 1998
                  (Dollars in thousands, except per share data)

                                      Three Months Ended      Six Months Ended
                                           June 30,               June 30,
                                        1999       1998       1999        1998
                                      --------   --------   --------    --------
Net sales .........................   $ 62,154   $ 52,415   $ 88,576    $ 70,455

Cost of sales .....................     44,433     36,928     65,152      50,597
                                      --------   --------   --------    --------
  Gross profit ....................     17,721     15,487     23,424      19,858

Operating expenses ................     12,422     10,694     21,927      17,071
                                      --------   --------   --------    --------
  Income from operations ..........      5,299      4,793      1,497       2,787

Interest and other expense ........        628        547      1,723       1,026
                                      --------   --------   --------    --------
  Income/(loss) before
    income taxes ..................      4,671      4,246       (226)      1,761

Provision/(benefit) for
  income taxes ....................      1,821      1,659       (118)        675
                                      --------   --------   --------    --------
  Net income/(loss) ...............   $  2,850   $  2,587   $   (108)   $  1,086
                                      ========   ========   ========    ========
Earnings per share:

  Basic ...........................   $    .85   $    .77   ($   .03)   $    .32
                                      ========   ========   ========    ========
Average shares outstanding:

  Basic ...........................      3,351      3,357      3,351       3,357
                                      ========   ========   ========    ========



Note: Diluted shares outstanding and diluted earnings per share have not been presented as they are not currently determinable under the treasury stock method as such calculations are dependent on the Company's first day trading price for its common shares following the split-off from Essef. The Company's common shares are scheduled to commence trading on August 11, 1999. The calculation of diluted shares outstanding and diluted earnings per share will be reflected in the Company's Form 10-Q for the current quarter.